CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors
of Marmion Industries Corp.

We hereby consent to the use in the Amendment No. 1 to Registration Statement of Marmion Industries Corp. on Form SB-2 (File No. 333-142046) and related prospectuses of our audit report dated March 29, 2007, with respect to the consolidated financial statements of Marmion Industries Corp., which report appears in this Amendment No. 1 to Form SB-2 of Marmion Industries Corp. for the years ended December 31, 2006 and 2005. We also consent to the reference of our name as it appears under the caption “Experts.”

/s/ Sherb & Co., LLP
Certified Public Accountants
New York, New York

May 25, 2007